Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

News Release

FOR RELEASE AT 5:30 AM PDT APRIL 27, 2012

Chevron Reports First Quarter Net Income of $6.5 Billion,

Compared to $6.2 Billion in First Quarter 2011

•	Portfolio produces strong earnings and cash flows
•	Key development projects on track to deliver longer-term volume growth
•	Dividend increase raises yield to 3.4 percent

SAN RAMON, Calif., April 27, 2012 – Chevron Corporation (NYSE: CVX) today reported earnings of $6.5 billion ($3.27 per share – diluted) for the first quarter 2012, compared with $6.2 billion ($3.09 per share – diluted) in the 2011 first quarter.

Sales and other operating revenues in the first quarter 2012 were $59 billion, compared to $58 billion in the year-ago period.

Earnings Summary

	Three Months Ended March 31
Millions of dollars	2012	2011

Earnings by Business Segment
Upstream	$6,171	$5,977
Downstream	804	622
All Other	(504)	(388)

Total (1)(2)	$6,471	$6,211

(1) Includes foreign currency effects	$ (228)	$(164)
(2) Net income attributable to Chevron Corporation (See Attachment 1)

“In the first quarter, we continued to post strong earnings and healthy cash flows,” said Chairman and CEO John Watson. “This has enabled us to both reward our shareholders with a substantial dividend increase, our third in just over a year, and to reinvest in profitable growth projects to help meet rising global energy demand. Our key development projects remain on track to deliver compelling volume growth over the next five years.” Watson continued, “New production is coming on as planned, and we continue to see strong customer interest in our Australia LNG projects that underpin our future growth.”

- MORE -

Important recent upstream milestones include:

•	Nigeria – First production at the deepwater Usan project.
•	United States – First production at the Caesar/Tonga project in the deepwater Gulf of Mexico.
•

Australia – Signing a nonbinding Heads of Agreement with Japan’s Chubu Electric for Wheatstone LNG, bringing the total amount of Chevron’s equity LNG covered by long-term agreements for this major project to more than 70 percent.

The company’s Board of Directors approved an 11.1 percent increase in the quarterly dividend, to $0.90 per share, payable in June 2012. The company purchased $1.25 billion of its common stock in the first quarter 2012 under its share repurchase program.

UPSTREAM

Worldwide net oil-equivalent production was 2.63 million barrels per day in the first quarter 2012, down from 2.76 million barrels per day in the 2011 first quarter. Production increases from project ramp-ups in Thailand and the United States were more than offset by normal field declines, maintenance-related downtime and dispositions.

U.S. Upstream

	Three Months Ended March 31
Millions of Dollars	2012	2011

Earnings	$1,529	$1,449

U.S. upstream earnings of $1.53 billion in the first quarter 2012 were up $80 million from a year earlier. The benefit of higher crude oil realizations was partly offset by lower production and lower natural gas realizations.

The company’s average sales price per barrel of crude oil and natural gas liquids was $102 in the first quarter 2012, up from $89 a year ago. The average sales price of natural gas was $2.48 per thousand cubic feet, compared with $4.04 in last year’s first quarter.

Net oil-equivalent production of 651,000 barrels per day in the first quarter 2012 was down 43,000 barrels per day, or 6 percent, from a year earlier. The decrease in production was associated with normal field declines and an absence of volumes associated with the Cook Inlet, Alaska, asset sale in 2011. Partially offsetting this decrease was further ramp-up at the Perdido project in the Gulf of Mexico. The net liquids component of oil-equivalent production decreased 5 percent in the 2012 first quarter to 456,000 barrels per day, while net natural gas production decreased 8 percent to 1.17 billion cubic feet per day.

- MORE -

International Upstream

	Three Months Ended March 31
Millions of Dollars	2012	2011

Earnings*	$4,642	$4,528

*Includes foreign currency effects	$(208)	$(116)

International upstream earnings of $4.64 billion increased $114 million from the first quarter 2011. Higher realizations for crude oil and natural gas increased earnings between quarters. This benefit was partly offset by higher tax expenses, lower volumes, and higher operating and exploration expenses. Foreign currency effects decreased earnings by $208 million, compared with a decrease of $116 million a year earlier.

The average sales price for crude oil and natural gas liquids in the 2012 first quarter was $110 per barrel, up from $95 a year earlier. The average price of natural gas was $5.88 per thousand cubic feet, compared with $5.03 in last year’s first quarter.

Net oil-equivalent production of 1.98 million barrels per day in the first quarter 2012 was down 86,000 barrels per day from a year ago. Production increases from a project ramp-up in Thailand were more than offset by maintenance-related downtime and normal field declines. The net liquids component of oil-equivalent production decreased 6 percent to 1.34 million barrels per day, while net natural gas production increased 1 percent to 3.85 billion cubic feet per day.

DOWNSTREAM

U.S. Downstream

	Three Months Ended March 31
Millions of Dollars	2012	2011

Earnings	$459	$442

U.S. downstream operations earned $459 million in the first quarter 2012, compared with earnings of $442 million a year earlier.

Refinery crude oil input of 926,000 barrels per day in first quarter 2012 increased 47,000 barrels per day from the year-ago period. Refined product sales of 1.24 million barrels per day were down 41,000 barrels per day from first quarter 2011, mainly due to lower residual fuel oil and gasoline sales. Branded gasoline sales were essentially flat with a year ago.

- MORE -

International Downstream

	Three Months Ended March 31
Millions of Dollars	2012	2011

Earnings*	$345	$180

*Includes foreign currency effects	$(11)	$(38)

International downstream operations earned $345 million in the first quarter 2012, compared with $180 million a year earlier. Current quarter earnings benefited from gains on asset sales of approximately $200 million, primarily reflecting the sale of the company’s fuels and finished lubricants businesses in Spain. Lower refined product margins were largely offset by a favorable change in effects on derivative instruments and the absence of operating losses in 2011 associated with divested assets. Foreign currency effects decreased earnings by $11 million in the 2012 quarter, compared with a decrease of $38 million a year earlier.

Refinery crude oil input of 779,000 barrels per day decreased 253,000 barrels per day from first quarter 2011, primarily due to the sale of the Pembroke Refinery. Total refined product sales of 1.52 million barrels per day in the 2012 first quarter were 15 percent lower than a year earlier, primarily related to the sale of the company’s refining and marketing assets in the United Kingdom and Ireland. Excluding the impact of 2011 asset sales, sales volumes were 2 percent lower between periods.

ALL OTHER

	Three Months Ended March 31
Millions of Dollars	2012	2011

Net Charges*	$(504)	$(388)

*Includes foreign currency effects	$(9)	$(10)

All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, energy services, alternative fuels, and technology companies.

Net charges in the first quarter 2012 were $504 million, compared with $388 million in the year-ago period. The change between periods was mainly due to higher U.S. environmental reserve additions and other corporate charges, partly offset by lower employee compensation and benefits expenses.

CAPITAL AND EXPLORATORY EXPENDITURES

Capital and exploratory expenditures in the first quarter 2012 were $6.4 billion, compared with $5.0 billion in the corresponding 2011 period. The amounts included approximately $350 million in 2012 and $200 million in 2011 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 92 percent of the companywide total in 2012.

- MORE -

# # #

NOTICE

Chevron’s discussion of first quarter 2012 earnings with security analysts will take place on Friday, April 27, 2012, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

Chevron will post selected second quarter 2012 interim performance data for the company and industry on its Web site on Wednesday, July 11, 2012, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.

Cautionary Statement Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 29 through 31 of the company’s 2011 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

- MORE -

Attachment 1

CHEVRON CORPORATION - FINANCIAL REVIEW

(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months
(unaudited)	Ended March 31

	2012	2011
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$58,896	$58,412
Income from equity affiliates	1,709	1,687
Other income	100	242

Total Revenues and Other Income	60,705	60,341

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	36,053	35,201
Operating, selling, general and administrative expenses	6,123	6,163
Exploration expenses	403	168
Depreciation, depletion and amortization	3,205	3,126
Taxes other than on income *	2,852	4,561

Total Costs and Other Deductions	48,636	49,219

Income Before Income Tax Expense	12,069	11,122
Income tax expense	5,570	4,883

Net Income	$6,499	$6,239
Less: Net income attributable to noncontrolling interests	28	28

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$6,471	$6,211

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$3.30	$3.11
- Diluted	$3.27	$3.09
Dividends	$0.81	$0.72

Weighted Average Number of Shares Outstanding (000’s)
- Basic	1,963,862	1,994,735
- Diluted	1,978,781	2,008,584

* Includes excise, value-added and similar taxes.	$1,787	$2,134

- MORE -

Attachment 2

CHEVRON CORPORATION - FINANCIAL REVIEW

(Millions of Dollars)

(unaudited)

	$6,47	$6,47	$6,47	$6,47
EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31
	2012		2011
Upstream
United States	$1,529		$1,449
International	4,642		4,528

Total Upstream	6,171		5,977

Downstream
United States	459		442
International	345		180

Total Downstream	804		622

All Other (1)	(504)		(388)

Total (2)	$6,471		$6,211

SELECTED BALANCE SHEET ACCOUNT DATA	Mar. 31, 2012	Dec. 31, 2011
Cash and Cash Equivalents	$18,871	$15,864
Time Deposits	$658	$3,958
Marketable Securities	$239	$249
Total Assets	$214,890	$209,474
Total Debt	$9,275	$10,152
Total Chevron Corporation Stockholders’ Equity	$125,507	$121,382

$6,47	$6,47	$6,47	$6,47	$6,47
	Three Months Ended March 31
	2012		2011
CAPITAL AND EXPLORATORY EXPENDITURES (3)
United States
Upstream	$1,526		$983
Downstream	278		231
Other	52		36

Total United States	1,856		1,250

International
Upstream	4,379		3,674
Downstream	182		121
Other	—		1

Total International	4,561		3,796

Worldwide	$6,417		$5,046

(1) Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, energy services, alternative fuels and technology companies.
(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:

United States	$36		$65
International	325		169

Total	$361		$234

- MORE -

Attachment 3

CHEVRON CORPORATION - FINANCIAL REVIEW

	Three Months Ended March 31
	2012	2011
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	456	482
International	1,338	1,428

Worldwide	1,794	1,910

NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,170	1,270
International	3,849	3,826

Worldwide	5,019	5,096

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	651	694
International	1,980	2,066

Worldwide	2,631	2,760

SALES OF NATURAL GAS (MMCF/D):
United States (5)	5,611	5,764
International	4,653	4,438

Worldwide	10,264	10,202

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	150	158
International	84	91

Worldwide	234	249

SALES OF REFINED PRODUCTS (MB/D):
United States	1,239	1,280
International (6)	1,522	1,784

Worldwide	2,761	3,064

REFINERY INPUT (MB/D):
United States	926	879
International	779	1,032

Worldwide	1,705	1,911

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	38	35
Venezuela Affiliate - Synthetic Oil	33	31
(3) Includes natural gas consumed in operations (MMCF/D):
United States	57	65
International	539	500
(4) Net oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.
(5) 2011 conforms to 2012 presentation.
(6) Includes share of affiliate sales (MB/D):	540	576